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                                                                      EXHIBIT 12


                                DOVER CORPORATION

                   STATEMENT REGARDING COMPUTATION OF EARNINGS
                          (dollar amounts in thousands)


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
                                                       Year Ended December 31,
                                 --------------------------------------------------------------------

                                   1993           1994           1995           1996           1997
                                 --------       --------       --------       --------       --------
Earnings from continuing
  operations before
   income taxes                  $245,542       $306,859       $417,111       $588,725       $616,836

Add Fixed Charges:

   Interest Expense                22,338         36,461         40,113         41,977         46,888

   Rent Expense                     8,308          8,639          9,118         11,083         11,116
                                 --------       --------       --------       --------       --------

Total Fixed Charges              $ 30,646       $ 45,100       $ 49,231       $ 53,060       $ 58,004
                                 --------       --------       --------       --------       --------

Earnings as Adjusted             $276,188       $351,959       $466,342       $641,785       $674,840
                                 ========       ========       ========       ========       ========


Ratio of Earnings to Fixed
  Charges                            9.0x           7.8x           9.5x          12.1x          11.6x
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